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[IHOP LETTERHEAD]

Exhibit 10.1

July 16, 2002

Gregg Nettleton
6650 Buckingham Circle
Cumming, GA 30040

Dear Gregg,

On behalf of IHOP Corp. I am very pleased to confirm our contingent offer of employment as Chief Marketing Officer. This offer is contingent upon clearing the normal background investigation we do on all potential employees. As you know, the role of Chief Marketing Officer is critical in leading our efforts to enhance and further the IHOP brand and I am excited to have the opportunity to partner with someone of your caliber in this process. Below are the specifics of our offer:

    Hire Date: Your start date as Chief Marketing Officer will be Monday, July 15, 2002. The existing consulting contract between you and IHOP Corp. dated April 22, 2002 will terminate as of Friday, July 12, 2002 and your monthly compensation thereunder will be prorated for 1/2 month's work.

    Salary: As we discussed, your annual base salary will be $275,000. As of April 1, 2003, your salary will become $300,000 provided your performance up to that time meets expectations.

    Bonus: You will participate in the Company's 2002 Executive Incentive Plan with a target bonus of 35% of your base salary. As outlined in the enclosed Plan, bonuses are based on both Company and individual performance. We will agree on Individual Business Objectives for the balance of the year once you are on board. A portion of your bonus is based on EPS which will be calculated in the same manner for all Executive Team members. Your first year's bonus, if earned, will be prorated for the number of complete months worked and payable after board approval in March, 2003. As discussed below, we will be reviewing IHOP's Executive Compensation package in detail, to include the bonus program, within the next 12 months. Should it be determined that an increased bonus % is warranted at that time, the difference between the new bonus rate and 35% will be awarded to you retroactive to your start date of July 15, 2002.

    Signing Bonus: You will be given a signing bonus of $10,000 payable upon date of hire.

    Benefits: You will participate in the Company's health, dental, life and retirement benefit plans, subject to the terms, conditions, and limitations contained in the applicable plan documents and policies (see attached). As requested, until your family moves to California, we will pay you $479/month to cover the costs of health insurance you are currently enrolled in. This will be in lieu of health insurance benefits offered through IHOP Corp.

    Stock Options: Upon hire, you will receive a stock option grant of 20,000 shares based on the stock price in effect on your hire date. Thereafter, you will be eligible to participate in IHOP Corp.'s stock option plans as determined by the Board of Directors.

    Car Allowance: You will receive a car allowance of $700 per month plus reimbursement of all automobile expenses, such as gasoline, maintenance, insurance, and vehicle registration.

    Professional Services Allowance: As an executive you are entitled to a reimbursement of up to $10,000 annually for such expenses as unreimbursed medical bills, gym membership, investment, tax, or legal counseling, etc. Please see the attached list for details of the expenses covered under this policy. Your first year's benefit under this plan will be prorated for the number of complete months worked.

    Temporary Housing: We will house you in either a hotel or corporate apartment until your family relocates from Atlanta. The decision on housing will be determined at a later date depending on which is least expensive, given anticipated needs and travel. It is our expectation that you will be renting a vehicle for a short period of time. We anticipate that you will be providing your own ground transportation while in Southern California (either by purchase or relocation of an Atlanta vehicle) within a reasonable time period. Additionally, we will pay for a weekly round trip flight to and from Atlanta, if needed, until your family relocates. This period should not exceed 12 months and the cost will be capped at $30,000 excluding tickets already purchased at the signing of this agreement and excluding relocation inspection travel costs for your family.

    Relocation: Upon relocation, we will use our standard relocation guidelines (attached) to assist you.

        Over the next 12 months we will be reviewing the Executive Compensation Program with the goal of offering a package that is competitive, equitable, and appropriate for the organization structure that may exist at that time. Although we cannot guarantee any specific changes to our Compensation Package, please know that it is our intent to work with you, and others on the Executive Team, to determine the objectives and parameters of this program.

        Should your employment terminate with IHOP Corp. and/or its subsidiaries and affiliates for any reason during the 24 month period after your hire date, the total cost of the signing bonus, corporate housing, and relocation will be reimbursable to IHOP. You will be required to sign IHOP's standard employment agreement with executives, which provides for an initial employment term of two years.

        I look forward to working with you as of your start date of July 15, 2002. If you have any questions before this date, please feel free to contact me. In the meantime, please acknowledge receipt of this offer by signing an original copy of this letter and returning it to me for our files. I am truly looking forward to a great working partnership!

Sincerely,

Julia Stewart
President & Chief Executive Officer

This will acknowledge my acceptance of this contingent offer of employment:

By:	/s/ GREGG NETTLETON Gregg Nettleton	Date:	July 11, 2002

Relocation Assistance

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  House Hunting Trips—IHOP will reimburse you for reasonable expenses incurred by you and your spouse for a maximum of two (2) five-day advance trips for house hunting in the Southern California area.

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  Temporary Housing—IHOP will provide you with a corporate apartment for a period of no more than 12 months prior to the time your family relocates.

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  Sale of Residence at Old Location—IHOP will reimburse reasonable (non-recurring) expenses for the sale, such as real estate commissions, legal fees, title fees, mortgage penalties, transfer tax payments and other miscellaneous closing costs, not to exceed 6% of the sales price.

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  Purchase of Residence in Southern California—IHOP will reimburse reasonable (non-recurring) expenses for the purchase, such as appraisal costs, escrow, title, recording documents and other miscellaneous closing costs, not to exceed 1.5% of the purchase price.

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  Household Goods—IHOP will pay reasonable charges for packing, unpacking and transportation costs for one (1) pick-up at origin and one (1) delivery at destination, plus insurance costs and normal appliance servicing.

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  Travel Expenses—IHOP will reimburse your reasonable expenses transporting you and your family to the new location. Reimbursement will be based on the most direct route.

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  Miscellaneous Expense Allowance—At the time of your move to Southern California, IHOP will provide up to $5,000 to compensate for incidental expense incurred in relocating (e.g. cable, fax phone installation, utilities, etc.)

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  IHOP will gross up all reimbursed relocation expenses to cover tax consequences.

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  In the event you voluntarily terminate your employment with IHOP prior to two years following relocation, you agree to repay IHOP for all your reimbursed relocation expenses.

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Exhibit 10.1
Relocation Assistance